                                                               Exhibit No. 11(b)

                COMPUTATION FOR FULLY DILUTED EARNINGS PER SHARE
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                 (AMOUNTS IN MILLIONS EXCEPT FOR PER-SHARE DATA)
                                    UNAUDITED


                                                        Three Months Ended        Nine Months Ended
                                                           September 30             September 30
                                                           ------------             ------------
                                                        1997         1996         1997        1996
                                                        ----         ----         ----        ----
Common Stock and Common Stock Equivalents
-----------------------------------------
Average number of common shares outstanding
  including shares issuable under stock
  options                                                 41.1       41.9         41.2        38.9
Average number of common shares issuable
  under the Employee Stock Ownership Plan                 --         --           --           3.5
                                                          ----       ----         ----        ----
Average number of common and common
  equivalent shares outstanding                           41.1       41.9         41.2        42.4
                                                          ====       ====         ====        ====

Adjustments to Earnings
-----------------------
Earnings before extraordinary loss                      $ 33.8      $44.2       $138.2      $111.1
Less:
  Increased contribution to the Employee
   Stock Ownership Plan assuming
   conversion of preferred shares to
   common                                                 --         --           --           3.2
  Net reduction in tax benefits assuming
      conversion of the Employee Stock
      Ownership Plan preferred shares to
      common                                              --         --           --           0.6
                                                         ----       ----         ----         ----

Pro forma earnings available for common
---------------------------------------
shareholders:
-------------
      Before Extraordinary Loss                         $ 33.8      $44.2       $138.2      $107.3

      Extraordinary Loss                                  --         (8.4)        --          (8.4)
                                                          ----      -----        -----        ----

      Net Earnings                                      $ 33.8      $35.8       $138.2      $ 98.9
                                                        ======      =====       ======      ======

Fully diluted earnings per share of common stock
------------------------------------------------
      Before Extraordinary Loss                         $ 0.82     $ 1.06       $ 3.35      $ 2.54

      Extraordinary Loss                                  --        (0.20)        --         (0.20)
                                                         -----      -----        -----      ------

      Net Earnings                                      $ 0.82     $ 0.86      $  3.35     $  2.34
                                                        ======      ======      ======      ======
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